EXHIBIT 10.14

ADVISORY BOARD CONSULTING AGREEMENT

(Between)

MR. JOHN S. BERGMANN, M.A.

(And)

HEPALIFE TECHNOLOGIES, INC.

June 7, 2004

HEPALIFE TECHNOLOGIES, INC.

ADVISORY BOARD CONSULTING AGREEMENT

THIS HEPALIFE TECHNOLOGIES, INC., ADVISORY BOARD CONSULTING AGREEMENT (this “Agreement”) is made effective as of June 4, 2004 (the “Effective Date”), by and between HepaLife Technologies, Inc., a Florida corporation (the “Company” or “HepaLife”) and Mr. John S. Bergmann, an individual acting as an independent contractor to the Company (“Consultant”).

1.

Background. HepaLife desires to retain the services of Consultant on the Company’s Advisory Board to provide primarily general advice on current standard practices and trends in Consultant’s area of expertise and from time-to-time in a consulting capacity with respect to certain activities or specific projects as described in this Agreement or as may be required, and Consultant is willing so to act.

2.

Description of Services. HepaLife hereby retains Consultant as a member of the Advisory Board of, and a consultant to, the Company, and Consultant hereby agrees (i) to act as a member of HepaLife’s Advisory Board and attend meetings of the Company’s Advisory Board (the “Advisory Board Service”) either telephonically, online, or in person.

The Consultant will be engaged by HepaLife as a Consultant for the exchange of strategic and business development ideas, scientific evaluation, technical opinion, and input specific to Consultant’s expertise. Consultant’s relationship with the Company shall be that of an independent contractor and not that of an employee.

Accordingly, Consultant will not be eligible for any employee benefits, nor will HepaLife make deductions from payments made to Consultant for taxes, which shall be solely Consultant’s responsibility. Consultant shall have no authority to enter into contracts which bind the Company or create obligations on the part of HepaLife.

Unless otherwise agreed to and approved by the Company, Consultant will not publicly disclose information relating to HepaLife’s affairs and at no time, shall express public opinion with respect thereto unless where public disclosure is required in order to comply with applicable law.

From time to time and as may be required, Consultant may be asked by the Company to participate in media presentations, scientific seminars, meetings, and other public and/or private discourse.

Consultant acknowledges and understands that Advisory Board members are publicly disclosed and highlighted in the Company’s filings and submissions to the U.S. Securities and Exchange Commission (SEC), financial statements, printed and electronic literature, and where appropriate, by way of press release and newswire presentations.

3.

Term and Expiration. This Agreement shall become effective as of the Effective Date and shall remain in effect for one (1) year.  This Agreement shall renew annually at the anniversary of the expiration of the Initial Term (12 months from the Effective Date) unless either party gives written notice of its intention not to renew the term of this Agreement by providing thirty (30) days prior notice.  Either Consultant or HepaLife may terminate this

Agreement at any time by giving the other party thirty (30) days prior written notice of termination, and such termination shall not affect the Consultant’s continuing obligations to the Company under Section 5.

4.

Consideration. As full consideration for the Advisory Board Service and the Consultant Service provided hereunder, HepaLife agrees to pay Consultant $105.00 per hour to a maximum of $840.00 per day, payable in US Dollars by way of bank wire transfer or check.  The Company agrees to compensate Consultant for no less than three (3) hours per month.

The Company further agrees to fully reimburse Consultant for all pre-approved expenses incurred by Consultant in order to provide Advisory Board Services, including but not necessarily limited to travel, communications, accommodation, and other such necessary expenditures.  Under the terms of this agreement, extraordinary expenses, entertainment and travel time are non-billable items except where agreed-to by the Company and Consultant.

5.

Proprietary Information and Assignment of Inventions.

(a)

Confidentiality of Proprietary Information. Consultant is not obligated to receive Proprietary Information (as defined below), however Consultant understands and agrees that all Proprietary Information shall be the sole property of HepaLife and its assigns, including all business and market intelligence, research data, trade secrets, patents, copyrights and other rights in connection therewith. Consultant will hold in confidence and not directly or indirectly use or disclose to any third parties, both during Consultant’s consulting relationship with the Company and for a period of three (3) years after its termination (irrespective of the reason for such termination), any Proprietary Information Consultant obtains or creates during Consultant’s consulting relationship, except to the extent authorized by HepaLife in writing. Third parties include but are not limited to any foreign or domestic patent office.

Consultant agrees not to make copies or facilitate distribution of such Proprietary Information except as authorized by the Company.

Upon termination of Consultant’s consulting relationship or upon an earlier request of the Company, Consultant will return or deliver to HepaLife all tangible forms of such Proprietary Information in Consultant’s possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to HepaLife by third parties. This includes, but is not limited to, research data, inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, codes, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations, communiqués or may be in the nature of unwritten knowledge or know-how.

(b)

License and Assignment of Rights. Consultant acknowledges that all inventions, research, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and as part of Consultant’s consultancy with HepaLife (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are fully compensated by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the State of Florida. Consultant also agrees and warrants that Consultant will not use or incorporate third party proprietary materials into Inventions or disclose third party proprietary information to HepaLife.

6.

Non-Compete; Nonsolicitation. During the term of Consultant’s consultancy and for one (1) year thereafter, Consultant will not, without the Company’s prior written consent, (a) directly work on any products or services, or indirectly work on any commercial products or services, that are competitive with products or services (i) being commercially developed or exploited by the Company during Consultant’s consultancy and (ii) on which Consultant worked or about which Consultant learned Proprietary Information during Consultant’s consultancy with HepaLife; or (b) solicit the employment of any employee of the Company with whom Consultant has had contact in connection with the relationship arising under this Agreement.

7.

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

8.

No Conflict; Code of Ethics. Consultant represents that Consultant’s performance of all the terms of this Agreement and that Consultant’s retention as an advisor by HepaLife does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence prior to Consultant’s retention as an advisor by the Company.

Consultant has not entered into, and agrees Consultant will not enter into, any agreement, either written or oral, in conflict with the foregoing sentence. Consultant understands as part of the consideration for the offer to retain Consultant as an advisor, and of Consultant’s retention as an advisor by HepaLife, that Consultant has not brought and will not bring with Consultant to the Company or use in the performance of Consultant’s responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public.

Consultant also understands that, in Consultant’s retention as an advisor with HepaLife, Consultant is not to breach any obligation of confidentiality that Consultant has to others, and Consultant agrees that Consultant shall fulfill all such obligations during Consultant’s retention as an advisor with the Company.

Consultant further acknowledges that he has read and agrees to abide by the HepaLife’s Code of Ethics (attached) and will not engage in conduct in conflict thereof.

9.

Mediation and Arbitration. Any dispute arising under this Agreement shall be resolved through a mediation-arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties.

10.

Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees, and assigns. Any amendment to this Agreement must be in writing signed by Consultant and HepaLife. The Company and Consultant acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 4 in the consideration to be provided to Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Consultant’s consulting services for the HepaLife is subject to the Company’s and Consultant’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between Consultant and HepaLife with respect to the subject matter hereof. There is no other agreement governing or affecting the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.

Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

HEPALIFE TECHNOLOGIES, INC.

  MR. JOHN S. BERGMANN

By:  /s/ Harmel S. Rayat

  By:  /s/ John Bergmann

Name: Harmel S. Rayat

  Name:  John Bergmann

Title:   Director

  Date:  June 7, 2004

Date:  June 17, 2004

Code of Ethics

OVERVIEW
HepaLife has adopted a Code of Ethics that applies to all Officers, Directors, Employees and consultants of the company and its affiliates (herein collectively referred to as, “Employee” or “Employees”).

In so doing, this Code of Ethics demands the highest standards of business conduct required of all Employees.

The Code is part of HepaLife’s ongoing effort to comply with applicable laws and have an effective program in place to prevent and detect violations of law; this code is an effort to train and educate HepaLife Employees about ethical business practices.

OBJECTIVE
A key HepaLife objective is to conduct business operations in the most ethical manner possible. HepaLife cares about its Employees, shareholders, clients, suppliers and the communities in which it conducts business operations. During the course of meeting its business objectives, HepaLife believes that it is essential for all Employees to understand and comply with the Code of Ethics and in so doing, participate in HepaLife’s way of operating its business.

STANDARD OF CONDUCT
HepaLife insists that all aspects of its business operations be conducted with honesty, integrity, fairness and with respect for those affected by its business activities. Similarly, HepaLife expects the same in its relationships among those with whom it does business.

All Employees are expected to maintain and promote integrity and honesty in all business transactions. Employees must conduct themselves according to the highest ethical standards and are expected to apply ethical business practices in the administrative and financial affairs of HepaLife business operations.

There is no Code of Ethics that can expect to define suitable behavior for each situation, nor should it seek to do so. As such, Employees are expected to exercise vigilance and make considered judgment of what is right and proper in any particular situation.

While carrying out the business operations of HepaLife, Employees are expected to be accountable, truthful, trustworthy, conscientious, and committed to the highest standards of ethical business practices. As such, Employees are required to avoid all impropriety as well as the appearance of impropriety when conducting HepaLife business operations.

ACCURACY AND COMPLETENESS OF ACCOUNTING RECORDS
HepaLife’s accounting and supporting documents must accurately and completely describe and represent the nature and result of HepaLife’s business operations. The results and activities of HepaLife’s operations must be presented in a fair and unbiased manner.

HepaLife business transactions must be appropriately authorized as well as completely and accurately recorded on the Company’s books. Proposed budgets, financial assessments, evaluations and fiscal presentations must fairly present all information relevant to the business transaction. Furthermore, at no time will the Company establish or maintain cash funds or asset accounts which are unrecorded.

Misappropriation, wrongful allocation, or improper use of the Company’s assets and property, or the false entry to records and reports by any Employee or by others must be reported to Board of HepaLife.

ACCURATE AND TIMELY COMMUNICATION
HepaLife expects Employees to be completely truthful and forthright in all internal and external interactions and communications, whether with shareholders, clients, government agencies, or others.

Employees will ensure that all statements are accurate and complete with no misrepresentations which may mislead or misinform. In all cases, Employees are expected to provide full, prompt and accurate disclosure to governmental agencies.

MAINTAINING AND RETAINING RECORDS
In order to maintain the security and integrity of HepaLife’s record-keeping and reporting systems, all Employees must adhere to applicable records retention procedures and fully understand how to document and transact entries that fall within their jurisdiction.

All Employees are expected to comply fully with audits and provide timely response to requests for records or other materials from or on behalf of HepaLife’s auditors or management.

COMPLYING WITH THE LAW
HepaLife Employees are expected to fully comply with both the letter and the spirit of the laws and regulations of the countries in which the Company conducts business.

HepaLife Employees are expected to act in accordance with the accepted business practices in commercial markets and adhere to the contractual terms and conditions applicable to any business transaction.

All Employees must commit to abiding by all applicable laws and regulations.

The breach of rules, regulations, ethical standards, and laws cannot be justified by the pursuit of profit or the departure from acceptable practice by competitors.

INSIDER TRADING
HepaLife Employees are strictly prohibited by law from buying or selling the Company’s shares or any other public security as a result of inside information.

Furthermore, it is against the law and unethical to provide such information about HepaLife to other individuals or companies so that they may gain.

In accordance with the Code of Ethics, Employees are strictly prohibited from trading in shares of HepaLife, clients or suppliers as a result of any inside information.

ENVIRONMENTAL ISSUES
HepaLife is committed to running its business in an environmentally sound and sustainable manner. HepaLife’s objective is to ensure that its business operations have the minimum adverse environmental impact commensurate with the legitimate needs of its business operations.

DISCLOSURE OF PERSONAL INTEREST

HepaLife Employees are expected to fully disclose any personal interest(s) which could impinge or might reasonably be considered by others to conflict with their business dealings with industry.

HepaLife Employees must not engage in personal activities and financial interests that may conflict with their responsibilities and obligations to the Company or give assistance to competitors, in conflict with the interests of HepaLife or its clients.

Under all circumstances, Employees must obtain the formal consent of HepaLife management if they intend to become partners, shareholders, or Directors, or participants in companies outside the HepaLife corporate structure.

PERSONAL DISCRETION AND CONFIDENTIALITY
At all times, Employees are expected to respect the confidentiality of information received during the course of business dealings and must never use such information for personal benefit or gain.

Employees are expected to give information during the course of business which is truthful, complete and fair and never intended to mislead.

Employees cannot disclose HepaLife’s trade secrets, confidential or proprietary information, or any other such information without the written, formal authorization of management. Such information may not be disclosed as a means of making profit, gains or benefits.

At no time can Employees use Internet bulletin boards, chat rooms, messaging services, or other electronic systems to discuss issues, affairs, or opinions related to HepaLife or any of its industries, or to respond to comments about the Company. HepaLife considers electronic postings to be the same as “speaking to the media”.

FAIR COMPETITION
HepaLife is committed to vigorous yet fair competition and supports the development of appropriate competition laws. Each Employee must avoid any business arrangement that might prevent the effective operation of fair competition.

COMPLIANCE WITH THE COMPANY’S CODE OF ETHICS
HepaLife’s Board of Directors is responsible for ensuring that the standards outlined in the Code of Ethics are fully communicated to all Employees and are similarly understood and adhered to.

Should the Company experience loss of business as a result of adhering to the Code of Ethics, the Board of Directors will not criticize, condemn or complain.

Likewise, should a real or suspected breach of the Company’s Code of Ethics be brought to the attention of the Company, the Board of Directors will ensure that the reporting Employee does not suffer as a consequence of doing so.

The Company’s Code of Ethics are reflective of HepaLife’s ethical standards and expectations. Accordingly, Employees are expected to fulfill the Company’s ethical commitments in a way that is clearly visible to all those with whom HepaLife conducts its business.

At all times, Employees are expected to fully comply with the standards established in the Code of Ethics and ensure that their personal conduct is always above reproach.

HepaLife expects each Employee to ensure that the conduct of others around him or her is in compliance with the Code of Ethics and that any breach of the same is duly reported to management.

All breaches of the law or violations of regulations and the standards of conduct listed in this Code of Ethics may lead to serious consequences for the Employee concerned; HepaLife Employees have a legal, moral, and ethical duty to report any such real or suspected violation to the Board of Directors and regulatory authorities.

“CODE OF ETHICS” ENFORCEMENT
HepaLife Employees understand and acknowledge that a breach of the Code of Ethics can result in severe disciplinary action, including but not necessarily limited to termination.

The Company’s Code of Ethics will be fairly enforced at all levels, without prejudice.

ANNUAL ACKNOWLEDGEMENT
Each Employee will be required to sign a statement annually that he or she has read and understands HepaLife’s Code of Ethics. This statement will also require that the Employee state that he or she is in full compliance with the Code.

EMPLOYEE CERTIFICATION AND ACKNOWLEDGEMENT
I acknowledge and certify that I have read and understood the information set forth in the Code of Ethics of HepaLife Technologies, Inc. and will comply with these principles in my daily work activities. I am not aware of any violation of the standards of HepaLife’s Code of Ethics.

Date: June 7, 2004 Name (print): John S. Bergmann Position: Senior Research Associate Address: 301 Univ. Blvd., Galveston, TX Signature: /s/ John Bergmann